Exhibit 99.1

Jeffrey C. O’Hara Named Chief Executive Officer of Tel-Instrument Electronics Corp.

Harold K. Fletcher to Continue as Chairman of the Board

CARLSTADT, N.J.--(BUSINESS WIRE)--December 20, 2010--Tel-Instrument Electronics Corp. (NYSE AMEX: “TIK”) announced today that its Board of Directors has elected Jeffrey C. O’Hara as the Company’s CEO/President. Mr. Harold K. Fletcher will continue to serve as the Chairman of the Board.

Mr. Fletcher stated, “I have had the distinct privilege of serving as CEO for Tel since 1982. During that timeframe, we have grown from a small specialty commercial electronics manufacturer into an industry leader in military defense avionics. This was accomplished through the tireless work of our employees and Board of Directors, many of whom are still involved with the Company.

“As part of our ongoing management succession plan, I am pleased to announce the appointment of Jeffrey O’Hara as our CEO/President. Jeff possesses a wealth of experience in diverse industries that has prepared him to drive our business agenda for 2011 and beyond. After serving on the Board for seven years and leading the Audit Committee, Jeff joined the Company in 2005 as V.P. of Operations and was promoted to President/COO in 2007. During his five years in senior management, Jeff has been instrumental in securing many major new contracts for the Company. He has also built a solid management team capable of taking Tel to the next level in terms of both revenues and profitability.”

Prior to his leadership role at Tel, Mr. O’Hara held senior executive and Board positions at privately held companies ranging up to $500 million in annual revenues as well as senior financial positions at General Motors. He has an MBA in Finance from the University of Michigan and is also a CPA. Mr. O’Hara joined Tel’s Board in 1998 in conjunction with the recapitalization of the Company in which he was a significant investor.

“This promotion to CEO/President is well deserved and the Board has complete confidence in Jeff and his team’s ability to profitably grow the Company and maximize shareholder value,” Mr. Fletcher concluded.

About Tel-Instrument Electronics Corp.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

CONTACT:
Tel-Instrument Electronics Corp.
Joseph P. Macaluso, 201-933-1600
or
Institutional Marketing Services (IMS)
John Nesbett or Jennifer Belodeau, 203-972-9200
jnesbett@institutionalms.com